Exhibit 99.1

Digi International Announces Appointment of New Chief Financial Officer

James Loch, Former Honeywell and Nilfisk Executive, Brings Focus on Continued Growth and Streamlined Operational Excellence

HOPKINS, MN, May 10, 2019 — Digi International®, (NASDAQ: DGII, www.digi.com), a leading global provider of Internet of Things (IoT) connectivity products and services, today announced the appointment of James “Jamie” J. Loch to the role of Senior Vice President, Chief Financial Officer (CFO) and Treasurer of the company, effective May 20, 2019.

Loch is the former Senior Vice President and CFO of Nilfisk, Inc., the Denmark-owned company based in Minneapolis which manufactures professional cleaning equipment across consumer, commercial and industrial markets. During his tenure, Loch played a pivotal role in revitalizing Nilfisk’s EBITA and revenue. Previously, Loch served as CFO (Americas) for Honeywell Building Solutions, a division of Honeywell International focusing on installation and maintenance of building controls and building management software, energy performance contracting and demand response programs.

“We are pleased to welcome Jamie to Digi,” said Digi President and CEO Ron Konezny. “Jamie’s experience in driving revenue and growth in his accomplished career makes him an ideal partner as Digi continues to evolve. His proven track record in streamlining procedures across multiple operational areas well-positions him as an agent of change, and we are fortunate to have his experience and expertise onboard.”

“This is an exciting time to join Minnesota’s largest Internet of Things company,” said Loch. “I look forward to working with our customers, partners, and team to further Digi’s continued growth and transformation.”

Loch replaces Brian Ballenger, Interim Treasurer and Acting Principal Financial Officer and Principal Accounting Officer, who will resume his role as Vice President of Finance and Accounting. “We thank Brian with deep gratitude for stepping into this interim role and appreciate his guidance and support during our search for a new CFO,” said Konezny.

About Digi International

Digi International (NASDAQ: DGII) is a leading global provider of business and mission-critical Internet of Things (IoT) connectivity products and solutions. We help our customers create next-generation connected products and solutions to deploy, monitor and manage critical communications infrastructures and compliance standards in demanding environments with high levels of security, relentless reliability and bulletproof performance. Founded in 1985, we’ve helped our customers connect over 100 million things, and growing. For more information, visit Digi’s website at  www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

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